Exhibit 21

Subsidiaries of Pennsylvania Commerce Bancorp, Inc.

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

               Name of Business                                Doing Business As                State of Incorporation
-----------------------------------------------  ---------------------------------------------- ------------------------

       Commerce Bank / Harrisburg, N.A.                Commerce Bank / Harrisburg, N.A.              Pennsylvania

     Commerce Harrisburg Capital Trust I              Commerce Harrisburg Capital Trust I              Delaware

     Commerce Harrisburg Capital Trust II            Commerce Harrisburg Capital Trust II              Delaware

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